UPC WITHHOLDS INTEREST PAYMENTS ON CERTAIN SENIOR NOTES

Amsterdam, May 1, 2002 -- Further to the announcements on February 1, 2002, and March 4, 2002, regarding United Pan-Europe Communications N.V.'s ("UPC") proposed recapitalisation, UPC confirmed today that it does not intend to make the interest payment of EUR 38.9 million due today on its outstanding 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009. Withholding these interest payments is not expected to affect the normal course of business for UPC's operating companies. The non-payment of interest on these senior notes is covered by the waivers received by UPC from (i) the lenders under its EUR 4.0 billion senior secured bank credit facility and (ii) UnitedGlobalCom ("UGC") the holder of the Exchangeable Loan, as previously announced on March 4, 2002.

UPC is continuing constructive negotiations with its creditors, including UGC and an ad-hoc committee representing the holders of its outstanding senior notes and senior discount notes, to formulate a recapitalisation plan for its balance sheet.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephone and programming services. UPC completed an IPO in February 1999 and its shares are traded on Euronext Amsterdam Exchange (UPC) and NASDAQ (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

For further information, please contact:

Claire Appleby                     Bert Holtkamp
Director of Investor Relations     Director of Corporate Communications
+ 44 (0) 207 647 8233              + 31 (0) 20 778 9447 or + 31 (0) 655 38 0594
Email: ir@upccorp.com              Email: corpcomms@upccorp.com

Lazard                             Citigate First Financial
Richard Stables                    Carina Hamaker
+ 44 (0) 20 7588 2721              + 31 (0) 20 575 40 10

Jim Millstein                      Citigate Dewe Rogerson
+ 1 212 632 6000                   Toby Moore
                                   + 44 (0) 20 7638 9571
JP Morgan Chase
Doug McRae
+ 1 415 371 4352

Andrea Salvato
+ 44 (0) 20 7325 6460

Also, please visit www.upccorp.com for further information about UPC.